UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 15, 2009
MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13735	36-3252484
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

501 West North Avenue
Melrose Park, Illinois		60160
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (708) 865-1053
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     Midwest Banc Holdings, Inc. (the “Company”), received a letter from The Nasdaq Stock Market Inc. (“Nasdaq”) on September 15, 2009, notifying it of its failure to maintain a minimum closing bid price of $1.00 per share on its common stock over the preceding 30 consecutive business days as required by Nasdaq Marketplace Rule 5450(a)(1) (the “Bid Price Rule”). The letter stated that the Company had until March 15, 2010 to demonstrate compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of ten consecutive business days. The Nasdaq letter was issued in accordance with standard Nasdaq procedures.
     If the Company does not regain compliance with the Bid Price Rule by March 15, 2010, Nasdaq will notify the Company that its common stock is subject to delisting from Nasdaq. In that event, the Company may be eligible for an additional grace period if it can transfer its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. To do this, the Company must meet the Market’s initial listing criteria except for the bid price requirement. To take advantage of this alternative, the Company must file an application to transfer its common stock to the Nasdaq Capital Market. If the application is approved, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, Nasdaq will provide the Company with written notification that its common stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its common stock to a Hearings Panel.
     The deficiency letter has no effect on the listing of the Company’s common stock at this time and its common stock will continue to trade on the Nasdaq Global Market under the symbol “MBHI.”
     The Company has previously announced plans to address possible non-compliance with the bid price requirement by means of a reverse stock split. However, there can be no assurance that the reverse stock split will be approved by our stockholders or if approved, that it will be implemented.
     Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot give assurances that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.
     The Company’s depositary shares (each of which represents a 1/100 interest in a share of our Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock) are listed for trading on the Nasdaq Global Market. Under Marketplace Rule 5460(b), if the Company’s common stock is not listed for trading on the Nasdaq Globabl Market, the depositary shares (in order to stay listed on the Nasdaq Global Market) must meet the continued listing criteria set forth in Marketplace Rule 5450. At the present time, the depositary shares satisfy these continued listing criteria.
     A copy of the press release issued by the Company on September 21, 2009 announcing the receipt of this letter from Nasdaq is filed herewith as Exhibit 99.1 and incorporated herein by reference.
     This communication may be deemed to be solicitation material in respect of a special meeting of the Company’s stockholders to approve, among other things, amendments to its certificate of incorporation and a proposed reverse stock split. On August 3, 2009, the Company filed a preliminary proxy statement relating to these proposals and intends to file further amendments to such preliminary proxy statement with the Securities Exchange Commission (“SEC”).

     STOCKHOLDERS OF THE COMPANY AND OTHER INTERESTED PERSONS ARE URGED TO READ THE SPECIAL MEETING PROXY STATEMENT AND OTHER RELEVANT INFORMATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive special meeting proxy statement will be mailed to the Company’s stockholders as of a record date to be established for voting on the proposed reverse stock split. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, Illinois 60160, Attention: Mr. John Pelling. Free copies of these documents can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov) or the Company’s website (www.midwestbanc.com). In addition to the special meeting proxy statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC.
Item 8.01. Other Events
     On September 21, 2009, the Company announced that Thomas R. Rosenquist had died. Mr. Rosenquist, 58, served as a director of the Company and Midwest Bank and Trust Company and as chairman of the Company’s corporate governance and nominating committee. Attached as Exhibit 99.2 is a copy of the press release announcing Mr. Rosenquist’s death, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
Exhibits
99.1	Press Release of Midwest Banc Holdings, Inc., dated September 21, 2009, relating to the receipt of the Nasdaq letter.

99.2	Press Release of Midwest Banc Holdings, Inc., dated September 21, 2009, relating to the death of Director Thomas A. Rosenquist.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Banc Holdings, Inc.
By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer

September 21, 2009

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